Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-191487) on Form S-8 pertaining to the Actavis, Inc. 401(k) Plan (the “Plan”) of our report dated June 25, 2014, with respect to the financial statements of the Plan as of and for the year ended December 31, 2013, included in this annual report on Form 11-K.

/s/ Moss Adams LLP

Irvine, California

June 26, 2015